Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 23, 2019, relating to the financial statements and financial highlights of Cargile Fund, a series of PFS Funds, for the period ended June 30, 2019, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company Cohen & Company, Ltd. Cleveland, Ohio October 25, 2019